Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Form S-3 (the “Registration Statement”) of our report dated February 29, 2024, relating to the consolidated financial statements of Sezzle, Inc. and Subsidiaries as of and for the years ended December 31, 2023 and 2022. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ Baker Tilly US, LLP

Minneapolis, Minnesota

November 13, 2024